EXHIBIT 4.2

[FORM OF FACE OF FDIC-GUARANTEED NOTE]

FIXED RATE SENIOR NOTE

REGISTERED	REGISTERED No. FXR
[PRINCIPAL AMOUNT]	CUSIP:
ISIN:
COMMON CODE:

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.]1

[Insert any legend required by the Internal Revenue Code and the Regulations thereunder]

[Insert any legend required by the Employee Retirement Income Security Act and the Regulations thereunder]

1 Modify as appropriate if this Registered Global Security will not settle in DTC

MORGAN STANLEY
[[__]%] [FIXED RATE] NOTE DUE _____________
GUARANTEED UNDER THE FDIC’S
TEMPORARY LIQUIDITY GUARANTEE PROGRAM

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to _______________, or registered assigns, the principal sum of ______________, on ______________ (the “Maturity Date”), and to pay interest thereon at the rate of ___% per annum from ______________, until the principal hereof is paid or duly made available for payment, [weekly] [monthly] [quarterly] [semiannually] [annually] in arrears on __________ in each year (each such date, an “Interest Payment Date”), commencing on ___________, and on the Maturity Date.

Reference is hereby made to the further provisions of this certificate set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, Morgan Stanley has caused this Registered Global Security to be duly executed.

DATED:	MORGAN STANLEY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

This is one of the Securities referred
to in the within-mentioned
Senior Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[Form of Reverse of Security]

Interest on this Registered Global Security (as described below) will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including _____________, until, but excluding, the date the principal hereof has been paid or duly made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Registered Global Security (or one or more predecessor Registered Global Securities) is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (whether or not a Business Day (as defined below)) (each such date, a “Record Date”); provided that the interest payment due on the Maturity Date (or any earlier redemption date) will be payable to the Person to whom the principal is paid.  As used herein, “Business Day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) if this Registered Global Security is denominated in a currency (the “Specified Currency”) other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (b) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and was launched on November 19, 2007, is open for the settlement of payment in euro (a “TARGET Settlement Day”).  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  Interest payments on this Registered Global Security will include interest accrued to but excluding the Interest Payment Date or the Maturity Date (or any earlier redemption date), as the case may be.

In the case where an Interest Payment Date or the Maturity Date (or any earlier redemption date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or the Maturity Date (or any earlier redemption date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any earlier redemption date) to such next succeeding Business Day.

Payment of the principal of this Registered Global Security, any premium and the interest due on the Maturity Date or any redemption date, [unless this Registered Global Security is denominated in a Specified Currency other than U.S. dollars and is to be paid in such Specified Currency]1, will be made upon surrender of this Registered Global Security at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, [at the office or agency of the London Paying

2 Insert if Notes are to be settled in DTC.

Agent, as defined below,] or at such other paying agency as the Issuer may determine (the “Paying Agent”[, which term shall include the London Paying Agent]).  Payment of the principal of, any premium and interest on this Registered Global Security will be made in [such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts] [in [____]]; provided, however, that at the option of the Issuer, interest may be paid by wire transfer or by mailing checks for such interest payable to or upon the written order of the Person entitled thereto at its last address as it appears on the registry books of the Issuer.

[Insert for non-U.S. dollar Notes settled through DTC: If this Registered Global Security is denominated in a Specified Currency other than U.S. dollars, payments of principal and interest will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing, with respect to payments of interest, on or prior to the fifth Business Day after the applicable Record Date and, with respect to payments of principal, at least ten Business Days prior to the Maturity Date [or the redemption date], as the case may be; provided that, if payment of interest or principal with regard to this Registered Global Security, is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the Person entitled thereto as such address shall appear on the registry books of the Issuer; and provided, further, that payment of the principal of this Registered Global Security and the interest due at maturity [or on the redemption date] will be made upon surrender of this Registered Global Security at the office or agency referred to in the preceding paragraph.]

This Registered Global Security is one of the duly authorized debt securities of the Issuer (the “Securities” and, individually, a “Security”) issued or to be issued under and pursuant to the Senior Indenture dated as of November 1, 2004 (as supplemented by the First Supplemental Senior Indenture dated as of September 4, 2007, the Second Supplemental Senior Indenture dated as of January 4, 2008, the Third Supplemental Senior Indenture dated as of September 10, 2008 and the Fourth Supplemental Senior Indenture dated as of December 1, 2008 (the “Fourth Supplemental Senior Indenture”), and as may be further amended or supplemented from time to time, the “Senior Indenture”), between the Issuer and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as Trustee (the “Trustee,” which term includes any successor Trustee under the Senior Indenture), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered.  The terms of the Senior Indenture are hereby incorporated by reference herein.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption or repayment provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Senior Indenture.  This security is a Registered Global Security of a series of Securities designated as the [Title of Security] Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program (the “Notes”).

[Insert for Notes settled through Euroclear or Clearstream, Luxembourg directly: The Issuer has appointed The Bank of New York Mellon, acting through its principal corporate trust office in the Borough of Manhattan, The City of New York as a paying agent for the Notes in the United States [and The Bank of New York Mellon, London Branch, at its corporate trust office in London, as an additional paying agent for the Notes outside the United States (the “London Paying Agent”), which term includes any additional or successor London Paying Agent appointed by the Issuer).]

Article 13 of the Senior Indenture shall apply to the Notes. The Bank of New York Mellon and its successors have been designated as the Representative of the Holders of the Notes. Any Holder of this Note may elect not to be represented by the Representative by providing written notice of such election to the Representative.

The Notes will not be subject to any sinking fund and will not be repayable at the option of the Holder prior to maturity.

[Insert if Notes are subject to payment of Additional Amounts: If the Holder of a Note is a United States Alien, as defined below, the Issuer shall pay additional amounts to such Holder as may be necessary in order that every Net Payment, as defined below, of the principal of and interest on such Note will not be less than the amount provided for in such Note to be then due and payable. A “United States Alien” shall mean (i) a foreign corporation, (ii) a nonresident alien individual, (iii) a nonresident alien fiduciary of a foreign estate or trust, or (iv) a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.  “Net Payment” shall mean the amount the Issuer or its Paying Agent pays after deducting or withholding for or on account of any present or future tax, assessment or governmental charge imposed with respect to such payment by the United States or any political subdivision or taxing authority thereof or therein.

Notwithstanding the preceding paragraph, the Issuer shall not be required to pay any additional amounts to a Holder of a Note for or on account of:

(i)
any present or future tax, assessment or other governmental charge that would not have been so imposed but for (1) the existence of any present or former connection between such Holder or the beneficial owner of such Note, or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation, of the United States and its possessions, including, without limitation, such beneficial owner, or such fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the

United States; or (2) the presentation by such Holder or such beneficial owner of the Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii)	any estate, inheritance, gift, sales, excise, transfer, capital gains, corporation, income or personal property tax or any similar tax, assessment or governmental charge;

(iii)
any tax, assessment or other governmental charge imposed by reason of such Holder or such beneficial owner’s past or present status as a personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(iv)	any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

(v)
any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular Paying Agent (including the Issuer) and would not be imposed if made by another Paying Agent;

(vi)
any tax, assessment or other governmental charge imposed solely because such Holder or such beneficial owner (1) is a bank purchasing the Note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such Note for investment purposes nor (B) buying such Note for resale to a third party that either is not a bank or holding such Note for investment purposes only;

(vii)
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

(viii)
any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

(ix)	any combination of the items listed above.

In addition, the Issuer shall not be required to make any payment of additional amounts with respect to any Note presented for payment: (i) where such withholding or deduction is required to be made pursuant to the European Union Directive on the taxation of savings or any other directive implementing the conclusions of the ECOFIN

Council meeting of 26–27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or (ii) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a Member State of the European Union.

The Issuer shall not pay additional amounts with respect to any payment of principal, or interest to any United States Alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment to the extent that the Issuer would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of that partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of such Note for these purposes.]

[Insert if Notes are subject to Tax Redemption: The Issuer shall be entitled, at its option, to redeem the outstanding Notes in whole but not in part if at any time the Issuer has or will become obligated to pay additional amounts on any Notes on the subsequent Interest Payment Date, but only if the obligation of the Issuer results from a change in the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after [Insert pricing date].  Prior to giving the notice of such redemption pursuant the second succeeding paragraph, the Issuer shall provide the Trustee with an Opinion of Counsel that the conditions precedent to the right of the Issuer to redeem the Notes have occurred. Such Opinion of Counsel shall be based on the laws and application and interpretation thereof in effect on the date of such opinion or to become effective on or before such subsequent Interest Payment Date.

If the Issuer redeems the Notes, it shall do so at the redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued interest to the redemption date.

If the Issuer becomes entitled to redeem the Notes, it may do so at any time on a redemption date of its choice. However, the Issuer must give the Holders of the Notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date. In addition, the obligation of the Issuer to pay additional amounts must remain in effect when the Issuer gives the notice of redemption.]

This Registered Global Security and all obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Registered Global Security, and any Registered Global Security or Registered Global Securities issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and in denominations of U.S. $[_____] and any integral multiple of U.S. $[_____] in excess thereof.

The Trustee has been appointed registrar for the Notes, and the Trustee will maintain at its office in the Borough of Manhattan, The City of New York, a register for the registration and transfer of Notes.  Subject to the limitations, terms and conditions set forth herein and in the Senior Indenture, this Registered Global Security may be transferred at the aforesaid office of the Trustee by surrendering this Registered Global Security for cancellation, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Registered Global Security or Registered Global Securities having identical terms and provisions and having a like aggregate principal amount in authorized denominations.  Upon the occurrence of certain events specified in Section 2.08 of the Senior Indenture, this Registered Global Security is exchangeable at the office of the Trustee for definitive registered Notes without coupons of authorized denominations in an equal aggregate principal amount and having identical terms and provisions as the surrendered Registered Global Security.

All Registered Global Securities surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to, the Issuer and the Trustee and executed by the registered Holder or by the Holder’s attorney duly authorized in writing.  The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such exchange or registration of transfer.

The Senior Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture.

Subject to Section 13.08 of the Senior Indenture, the Senior Indenture provides that if an Event of Default (as defined in Section 5.01 and Section 13.08 of the Senior Indenture) with respect to the Guaranteed Securities (as defined in Section 13.01 of the Senior Indenture) of any series at the time Outstanding occurs and is continuing, then and in each and every case, unless the principal of all of the Guaranteed Securities of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Guaranteed Securities of such series then Outstanding under the Senior Indenture, by notice in writing to the Issuer (and to the Trustee if given by Securityholders of such series), may declare the principal amount (or, if the Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Guaranteed Securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Senior Indenture or in such Guaranteed Securities contained to the contrary notwithstanding.

No provision of this Registered Global Security or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Registered Global Security at the time, place and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Registered Global Security.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Registered Global Security (whether or not this Registered Global Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Senior Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of penalty or assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Registered Global Security shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Registered Global Security, which are defined in the Senior Indenture and not otherwise defined herein, shall have the meanings assigned to them in the Senior Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Registered Global Security shall not be entitled to any benefit under the Senior Indenture or be valid or obligatory for any purpose.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Registered Global Security, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Issuer, with full power of substitution in the premises.

Dated:	Signature:

NOTICE:
The signature to this assignment must correspond with the name as written upon the face of the within Registered Global Security in every particular without alteration or enlargement or any change whatsoever.